ASSET PURCHASE AGREEMENT

BY AND BETWEEN
NATIONAL GAS & ELECTRIC, LLC
AND
SPARK HOLDCO, LLC

MARCH 7, 2018

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS AND INTERPRETATIONS

1.1	Definitions. 1

1.2	Interpretations. 1
ARTICLE II
SALE AND PURCHASE OF PURCHASED ASSETS

2.1	Sale of Assets. 2

2.2	Excluded Assets. 2

2.3	Purchase Price; Adjustments to Purchase Price. 3

2.4	Assumption of Certain Obligations. 3

2.5	Obligations Not Assumed 5

2.6	Tax Allocation of Purchase Price 6

2.7	Taxes. 6

2.8	Payment of Taxes and Other Expense. 6
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NGE

3.1	Organization; Qualification. 6

3.2	Authority; Enforceability. 7

3.3	Non-Contravention. 7

3.4	Governmental Approvals. 8

3.5	Consents. 8

3.6	Compliance with Law. 8

3.7	Taxes. 8

3.8	Legal Proceedings. 9

3.9	Purchased Assets; Title to the Purchased Assets. 9

3.10	Contracts. 9

3.11	Disclosure. 10

3.12	Solvency. 10

3.13	Bankruptcy. 10

3.14	Brokers’ Fee. 10
ARTICLE IV
REPRESENTATION AND WARRANTIES OF BUYER

4.1	Organization; Qualification. 11

4.2	Authority; Enforceability. 11

4.3	Non-Contravention. 11

4.4	Governmental Approvals. 12

4.5	Legal Proceedings. 12

4.6	Solvency. 12

4.7	Bankruptcy. 12

4.8	Brokers’ Fee. 12
ARTICLE V
COVENANTS OF NGE AND BUYER

5.1	Maintenance of Purchased Contracts 13

5.2	Restrictions on Certain Actions. 13

5.3	Notices; Support of Transaction; Consents. 13

5.4	Collection of Receivables; Payment of Obligations. 14

5.5	Access to Information 14

5.6	Confidentiality. 15

5.7	Further Assurances. 15

5.8	Non-Solicitation of Customers. 15
ARTICLE VI
POST EXECUTION DELIVERABLES

6.1	Deliveries by NGE and Buyer. 15

6.2	Notice to Customers 15

6.3	Transfer of Purchased Contracts. 16
ARTICLE VII
TERMINATION RIGHTS

7.1	Termination Rights. 16

7.2	Effect of Termination. 16
ARTICLE VIII
INDEMNIFICATION

8.1	Indemnification by NGE. 16

8.2	Indemnification by Buyer to NGE. 17

8.3	Limitations and Other Indemnity Claim Matters. 17

8.4	Indemnification Procedures. 18

8.5	Express Negligence. 20

8.6	No Reliance. 20

8.7	Tax Treatment. 20
ARTICLE IX
GOVERNING LAW AND CONSENT TO JURISDICTION

9.1	Governing Law. 21

9.2	Consent to Jurisdiction. 21
ARTICLE X
GENERAL PROVISIONS

10.1	Amendments to Schedules. 21

10.2	Amendment and Modification. 21

10.3	Waiver of Compliance; Consents. 21

10.4	Notices. 22

10.5	Assignment. 22

10.6	Third Party Beneficiaries. 22

10.7	Entire Agreement.. 23

10.8	Severability. 23

10.9	Representation by Counsel. 23

10.10	Disclosure Schedules. 23

10.11	Facsimiles; Counterparts. 23

Exhibits

Exhibit A	—	Definitions
Exhibit B	—	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C	—	Form of Notice to Customers

Schedules
Schedule 2.1(a)	—	Listing of Purchased Contracts
Schedule 2.1(c)	—	Listing of Hedge Agreements

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 7, 2018 (the “Execution Date”), is made and entered into by National Gas & Electric, LLC, a Texas limited liability company (“NGE”), and Spark HoldCo, LLC, a Delaware limited liability company (“Buyer” or “Spark”).
Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”
R E C I T A L S
WHEREAS, NGE owns certain electric retail sales contracts and certain assets related thereto in the Northeast Markets (as defined below); and
WHEREAS, NGE will sell transfer, assign and convey to Buyer all of the Purchased Contracts (as defined hereinafter) in exchange for the consideration and on the terms and conditions set forth in this Agreement.
A G R E E M E N T S
NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:
Article I
DEFINITIONS AND INTERPRETATIONS
1.1    Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A.
1.2    Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
ARTICLE II
SALE AND PURCHASE OF PURCHASED ASSETS
2.1    Sale of Assets. In reliance on the representations, warranties and agreements contained herein, and subject to the terms and conditions of this Agreement, Buyer hereby agrees to purchase from NGE and NGE hereby agrees to sell and convey to Buyer or, in each case, Buyer’s designee, all of NGE’s right, title and interest in and to the following (collectively, the “Purchased Assets”):
(a)    the retail electricity and natural gas customer contracts listed in Schedule 2.1(a) (as the same may be updated from time to time prior to the initial Effective Transfer Date) having delivery points with the utilities and in the States listed in Schedule 2.1(a) attached hereto (the “Purchased Contracts”); and
(b)    a customer list, third-party verification (“TPV”) (to the extent applicable) and or incoming telephone enrollment recordings, account names, and other documentation and databases, including all records, files and data relating to the Purchased Contracts listed on Schedule 2.1(a) (as the same may be updated from time to time prior to final Effective Transfer Date).
(c)    all of NGE’s right, title, benefit, privileges and interest in and to each of the Hedge agreements set forth on Schedule 2.1(c) (the “Hedge Agreements”), insofar and only insofar as the Hedge Agreements apply to, or are utilized to hedge electric or natural gas commodity prices directly related and attributable to, the Purchased Contracts.
2.2    Excluded Assets. Other than the Purchased Assets to be transferred by NGE to Buyer pursuant to this Agreement and described in Section 2.1, Buyer expressly understands and agrees that it is not purchasing or acquiring, and NGE is not selling or assigning, any other assets or properties of NGE and all such other assets or properties shall be excluded from the Purchased Assets (the “Excluded Assets”). The Purchased Assets shall exclude any receivables or right of payment arising from the sale and delivery of electricity, natural gas, or other commodities and services pursuant to the terms and conditions of a Purchased Asset prior to the Effective Transfer Date for such Purchased Asset. The Purchased Assets shall include only those Purchased Contracts with on-flow customers of NGE for which at the applicable Effective Transfer Date: (a) no standby/supplemental service has been elected by NGE pursuant to any tariff to which the applicable utility from which a customer obtains delivery of electricity or natural gas is subject; (b) there are no pending, unresolved informal or formal complaints against NGE with any governmental agency, utility, LDC or ISO; and (c) there is no payment in arrears over thirty (30) days. For purposes of this Agreement, a customer under a Purchased Contract meeting the qualifications in (a), (b) and (c) shall be defined as a “Qualified Customer” and a customer not meeting such qualifications shall be defined as a “Non-Qualified Customer”).
2.3    Purchase Price; Adjustments to Purchase Price. The consideration for the transfer of the Purchased Assets by NGE to Buyer shall be Buyer’s assumption of the obligations described in Section 2.4 and a purchase price (the “RCE Purchase Price”) of $250 for each RCE attributable to the Purchased Contracts.
(a)    The RCE Purchase Price for each Purchased Contract described in Section 2.3(a) that (A) has been validly transferred to Buyer; (B) for which the applicable LDC/Utility has accepted enrollment for retail electric service upon the next available read cycle; and (C) has come on flow with Buyer through written confirmation from Buyer (the “Effective Transfer Date” for such Purchased Contract), shall be paid to NGE for the RCE Purchase Price within one week of the applicable Effective Transfer Date; provided that payment for RCEs that NGE enrolled on the internet shall be made subject to and in accordance with subsection (c) below.
(b)    For each RCE applicable to the Purchased Contracts of customers who enrolled with NGE on the internet, payment shall be made only for those internet-enrolled customers that remain on-flow with Buyer for 60 consecutive calendar days following the applicable Effective Transfer Date and for which no cancellation or drop request has been submitted into the applicable LDC/utility subsequent to the first full read cycle following the applicable Effective Transfer Date for such Purchased Contract. Buyer shall pay NGE the RCE Purchase Price no later than 10 Business Days following the end of each applicable 60 day period.
(c)    Buyer shall be entitled to a full refund of the RCE Purchase Price attributable to any RCEs: (i) that do not come on flow with Buyer, or (ii) with Non-Qualified Customers immediately upon confirmation by Buyer of the occurrence of either of the matters set forth in (i) or (ii) above. Any amounts to be refunded hereunder may be set off by Buyer from future payments due to Seller.
2.4    Assumption of Certain Obligations. Upon sale and purchase of the Purchased Assets, Buyer shall, subject to Section 2.5, assume all obligations arising or required to be performed after the applicable Effective Transfer Date under each Purchased Contract (other than any liability arising under the Purchased Contracts arising out of or relating to a breach of any such Purchased Contract that occurred prior to the applicable Effective Transfer Date) (the “Assumed Obligations”); provided that in no event shall Buyer be deemed to assume any obligations under a Purchased Contract until that Purchased Contract comes on-flow to Buyer. Within one hundred eighty (180) days after the last of the Purchased Contracts are assigned by NGE to Buyer, NGE and Buyer shall audit each of their respective records to determine whether any errors occurred or any modifications to the calculations made pursuant to this Section 2.4 need to be made, based on updated information or otherwise, and thereafter shall true up the payments previously made to reflect such corrections or modifications. The Party that owes money to the other Party shall make payment to the other Party within ten (10) Business Days of the final true up by the Parties or the final determination thereof. In addition, as a condition to the transfer of each RCE, Buyer or Buyer’s designee, NGE and the applicable Hedge Counterparty shall enter into a Novation Agreement pursuant to which NGE, effective as of 12:01 am, on May 1, 2018 (the “Hedge Transfer Effective Date”) assigns all of its rights, and Buyer assumes all of NGE’s obligations, under the Hedge Agreements applicable to each Purchased Contract as of the Hedge Transfer Effective Date, unless such Purchased Contract is never assigned to Buyer. Since the Purchased Contracts may not be effectively transferred to Buyer as of the Hedge Transfer Effective Date, NGE and Buyer agree to account for any mark-to-market losses or gains sustained by Buyer after the Hedge Transfer Effective Date attributable to those Purchased Contracts that are assigned to Buyer and whose Effective Transfer Date occurs subsequent to the Hedge Transfer Date, but solely for the period prior to each applicable Effective Transfer Date, as follows:
(a)     With respect to those Purchased Contracts assigned by NGE to Buyer whose Effective Transfer Date occurs subsequent to the Hedge Transfer Effective Date, after the end of each Month NGE and Buyer shall calculate the mark-to-market losses or gains sustained by Buyer attributable to such Purchased Contracts during such month covering the period from the Hedge Transfer Effective Date through the applicable Effective Transfer Date for each such Purchased Contract. Upon final agreement or determination of such mark-to-market losses, Buyer shall invoice NGE for the mark-to-market losses or gains incurred by Buyer and NGE shall pay to Buyer such mark-to-market losses and Buyer shall pay to NGE such mark-to-market gains within ten (10) Business Days of NGE’s receipt of such invoice.
(b)    For the purposes of this Section 4, “mark-to-market losses or gains” shall be calculated based on the difference between the price set forth in the applicable Hedge Agreement for the particular product involved and the current monthly quote or to the end of month quote (if the Effective Transfer Date does not occur on the 1st day of a particular month) for the particular product involved and based on the same quantity of such product as set forth in the Hedge Agreement based on the applicable zonal locational marginal pricing (“LMP”) settlements or other similar types of settlements, as of the day of the initial Effective Transfer Date. Such mark-to-market losses or gains shall be allocated among NGE and Buyer on a percentage or share basis as follows:
(i)    During the period from the Hedge Transfer Effective Date to each Effective Transfer Date occurring subsequent to the Hedge Transfer Effective Date (i.e., during the period Buyer is bearing one hundred percent (100%) of all gains and losses attributable to the Hedge Agreements), NGE’s percentage share of such losses or gains (“NGE’s Percentage Share”) shall be the quotient or percentage obtained by dividing (A) the actual volumes delivered under the Purchased Contracts from the Hedge Transfer Effective Date and ending on the applicable Effective Transfer Date, by (B) the actual volumes delivered under all Purchased Contracts during the same time period. If there is a mark-to-market loss, NGE shall pay to Buyer NGE’s Percentage Share of such losses. If there is a mark-to-market gain, Buyer shall pay to NGE NGE’s Percentage share of such gain.
(c)    Within one hundred eighty (180) days after the last of the Purchased Contracts are assigned by NGE to Buyer, NGE and Buyer shall audit each of their respective records to determine whether any errors occurred or any modifications to the calculations made pursuant to this Section 2.4 need to be made, based on updated information or otherwise, and thereafter shall true up the payments previously made to reflect such corrections or modifications. The Party that owes money to the other Party shall make payment to the other Party within ten (10) Business Days of the final true up by the Parties or the final determination thereof.
(d)    If the Parties are unable to agree on the calculations of the mark-to-market losses sustained by a Party or are unable to agree on the final true up of such mark-to-market losses, at the request of either Party, such determination shall be made by the Independent Accountant for final resolution. In such event, the Parties shall direct the Independent Accountant to resolve the disputes within thirty (30) days after the relevant materials are submitted for review. The Independent Accountant shall consider only those items or amounts that remain in dispute between the Parties, shall render its decision based solely on written materials submitted by the Parties and the terms of this Agreement, and shall not assign a value to any item greater than the greatest value for such item claimed by either Buyer or NGE or less than the smallest value for such item claimed by either Buyer or NGE. The Independent Accountant shall have exclusive jurisdiction over, and resort to the Independent Accountant as provided in this Section 2.4(d) shall be the sole recourse and remedy of Buyer and NGE against one another or any other Person with respect to, any disputes arising out of or relating to the mark-to-market calculations or the true up of such calculations. The decisions of the Independent Accountant regarding the mark-to-market calculations and the true up of such calculations shall be enforceable in a court of law. The fees and expenses associated with the Independent Accountant shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by NGE.
2.5    Obligations Not Assumed. Except as and to the extent specifically set forth in Section 2.4, Buyer is not assuming any other liability or obligation not included within the Assumed Obligations. Other than the Assumed Obligations, Buyer shall not assume any liabilities or obligations of NGE of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, including, but not limited to:
(a)    any liability or obligation to pay commissions to any broker or agent engaged by NGE based on revenue relating to any of the Purchased Assets;
(b)    any liability for (i) taxes of NGE (or any member, stockholder, equity interest owner or Affiliate of NGE) relating to the Purchased Assets or the Assumed Obligations for any period prior to the Effective Transfer Date for such Purchased Asset; and (ii) taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of NGE; and (iii) taxes that are the responsibility of NGE (member, stockholder, equity interest owner or Affiliate of NGE) of any kind or description (including any liability for taxes of NGE (or any member, stockholder, equity interest owner or Affiliate of NGE) that becomes a liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or law);
(c)    any liabilities of NGE for any present or former brokers or agents;
(d)    liabilities attributable to any employees, officers, directors, retirees, independent contractors or consultants of NGE, including, without limitation, any liabilities associated with any claims for commissions, wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;
(e)    any liabilities of NGE for any present or former wholesale supplier of electricity or natural gas arising out of, in respect of or in connection to, the Purchased Contracts, except for the obligations under the Hedge Agreements;
(f)    any liabilities of NGE for any present or former applicable local distribution company/utility arising out of, in respect of or in connection to, the Purchased Assets, including, without limitation, imbalance payments, fines, penalties, and refunds; and
(g)    any liabilities arising from the failure by NGE or any of its Affiliates to comply with any federal, state or local law or governmental order arising out of, in respect of or in connection to, the Purchased Assets.
2.6    Tax Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets for tax purposes in a manner mutually agreeable to NGE and Buyer (within ninety (90) days following the final Effective Transfer Date) and consistent with Section 1060 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder as Class VI identifiable intangible assets. NGE and Buyer shall file all information reports and Tax Returns (and any amendments thereto or claims for refund) in a manner consistent with this Section 2.6 (including, without limitation, Internal Revenue Service Form 8594 or any successor form).
2.7    Taxes.
(a)    NGE shall be liable for and shall pay when due all Taxes attributable to any of the Purchased Assets for the periods (or portions thereof) ending on or before the applicable Effective Transfer Date, and shall timely file any related Tax Returns in respect thereof.
(b)    NGE and Buyer shall each pay fifty percent (50%) of all Transfer Taxes involving, specifically, NGE and Buyer. NGE shall pay one hundred percent (100%) of any and all sales or gross receipt taxes that may be owed in connection with the sale and transfer of the Purchased Assets. NGE and Buyer shall reasonably cooperate to obtain any available exemptions with respect to such Taxes in all states in which any of the Purchased Assets are located.
(c)    For Tax purposes, the parties agree to treat all payments made under Article III or under any indemnity provisions contained in this Agreement, or for breaches of representations, warranties, covenants or agreements, as adjustments to the Purchase Price.
2.8    Payment of Taxes and Other Expense. If Buyer or NGE receives an invoice for any Tax or other expense which is allocable to the other Party in part or in full, the recipient shall forward a copy of the invoice promptly to the other Party with a written statement of the amounts the recipient reasonably believes are owed by the other Party.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NGE
NGE hereby represents and warrants to the Buyer as of the Execution Date and as of each Effective Transfer Date as follows:
3.1    Organization; Qualification. NGE is duly formed, validly existing and in good standing under the laws of its state of organization and has full limited liability company power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. NGE is duly licensed or qualified to do business as a limited liability company (either foreign or domestic) and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of its businesses now conducted by it requires it to be so licensed or qualified.
3.2    Authority; Enforceability.
(a)    NGE has the requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated thereby and to perform all the terms and conditions thereof to be performed by it. The execution and delivery by NGE of the Transaction Documents, the consummation by NGE of the transactions contemplated thereby and the performance by NGE of all of the terms and conditions thereof to be performed by it has been duly and validly authorized by NGE, and no other proceedings on the part of NGE are necessary to authorize the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to perform all of the terms and conditions thereof to be performed by it.
(b)    The Transaction Documents to which NGE is, or will be, a party have been (or will be, when executed and delivered to Buyer) duly executed and delivered by NGE, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which NGE is, or will be, a party constitutes (or will constitute, when executed and delivered) the valid and binding agreement of NGE, enforceable against NGE in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).
3.3    Non-Contravention. The execution, delivery and performance of the Transaction Documents to which NGE is, or will be, a party and the consummation by NGE of the transactions contemplated thereby does not and will not:  conflict with, or require the consent of any Person under, or result in any breach of, any provision of the Organizational Documents of NGE; conflict with, or require the consent of any Person under, or constitute a default (or an Event that with the giving of notice or passage of time or both would give rise to a default) or cause any obligation under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which NGE or any of its Subsidiaries is a party or by which any property or asset of NGE or any of its Subsidiaries is bound or affected;  assuming compliance with the matters referred to in Section 6.4, conflict with or violate any Law to which NGE or any of its Subsidiaries is subject or by which any property or asset of NGE or any of its Subsidiaries is bound;  constitute (with or without the giving of notice or the passage of time or both) an Event which would result in the creation of, or afford any Person the right to obtain, any Lien (other than Permitted Liens) on any asset of NGE; or  result in the revocation, cancellation, suspension, or material modification, individually or in the aggregate, of any Contract or Governmental Approval that is necessary or desirable for the ownership, lease or operation of NGE as now conducted.
3.4    Governmental Approvals. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority, is necessary for (%4) the consummation by NGE of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or (%4) the enforcement against NGE of its obligations under the Transaction Documents, except in the cases of clauses (i) and (ii), other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the initial Effective Transfer Date, or which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which NGE is, or will be, a party or to materially impair NGE’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
3.5    Consents. NGE has obtained or will obtain prior to the Effective Transfer Date all necessary consents, approvals or authorizations of or designations or filings with all third parties and with all governmental agencies or authorities or other public Persons or entities required in connection with the execution, delivery and performance by NGE of this Agreement and the consummation of the transactions contemplated herein and each Transaction Document to which it is, or will be, a party, except where the failure to obtain would not reasonably be expected to prevent or delay the consummation of the transactions contemplated by the Transaction Documents to which NGE is, or will be, a party or to impair NGE’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party or where such matters may or are required to be performed contemporaneously or subsequent to the Effective Transfer Date.
3.6    Compliance with Law. NGE has complied, and is in compliance, with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations, and any tariffs, licenses or authorizations issued by all applicable public utility commissions, agencies or similar governing bodies, whether public or applicable to NGE in connection with its ownership of and operations related to the Purchased Assets, except where the failure to be in compliance would not have a NGE Material Adverse Effect. NGE has not received notice of any violation or alleged violation of any Laws. To its Knowledge the business of NGE in each of the states comprising the Northeast Markets is subject to no liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of any Laws. All material reports and returns required to be filed by NGE in connection with the Purchased Assets and its operations under the Purchased Assets prior to the applicable Effective Transfer Date with any governmental authority have been filed, and were accurate and complete in all material respects when filed.
3.7    Taxes.
(a)    All material Tax Returns required to be filed with respect to NGE (taking into account any valid extension of the due date for filing) have been timely filed, all such Tax Returns are complete and correct in all material respects and all Taxes due relating to NGE have been paid in full.
(b)    No Tax audits or administrative or judicial proceedings are being conducted or are pending with respect to NGE.
(c)    All Taxes required to be withheld, collected or deposited by or with respect to NGE have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.
(d)    There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any Taxes associated with the ownership or operation of the business and assets of NGE for any period.
(e)    NGE is not a party to any Tax sharing agreement, Tax indemnity agreement Tax allocation agreement or similar agreement (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).
(f)    NGE has never been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).
(g)    NGE is currently, and has been since its formation, a limited liability company that is treated as a partnership for U.S. federal income tax purposes and NGE has not elected to be treated as a corporation for federal Tax purposes.
(h)    NGE has never been a member of or is a successor to an entity that has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
3.8    Legal Proceedings. There are no Proceedings pending or, to the Knowledge of NGE, threatened against or by NGE (a) relating to or affecting NGE or the Purchased Assets, which if determined adversely to NGE, would reasonably be expected to have a Material Adverse Effect or (b) that questions or involves the validity or enforceability of the obligations of NGE under this Agreement or the Transaction Documents or seeks to prevent or delay, or seeks damages in connection with, the consummation of the Transactions contemplated by this Agreement. There are no orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, relating adversely to or adversely affecting the business of NGE or the Purchased Assets.
3.9    Purchased Assets; Title to the Purchased Assets. NGE has good, legal and marketable title to the Purchased Assets, and at the Effective Transfer Date, Buyer will acquire such title from NGE, free and clear of any and all Liens. NGE warrants to Buyer that, at the time at each Effective Transfer Date, all Purchased Assets shall be free and clear of all Liens
3.10    Contracts. NGE (i) has delivered to Buyer true and complete copies of all the Purchased Contracts listed on Schedule 2.1(a), as the same may be updated at the final Effective Transfer Date, (b) true and complete copies of the Hedge Agreements, and (ii) will deliver to Buyer on or prior to the final Effective Transfer Date true and complete copies of all the Purchased Contracts to be assigned to Buyer that has not been previously delivered to Buyer. Schedule 2.1(a) shall be updated (a) as of the final Effective Transfer Date to reflect all drop requests on Purchased Contracts received from the initial Effective Transfer Date. NGE has delivered all Purchased Assets necessary for the conduct of business in relation to and operations under the Purchased Contracts assigned to Buyer. All of the Purchased Contracts and the Hedge Agreements are valid, binding, and effective in accordance with their terms against NGE and, to the best of NGE’s Knowledge, valid, binding, and effective against each other Person a party thereto. The Hedge Agreements are the sole supply relationships and arrangements pursuant to which retail electricity or natural gas is provided under the Purchased Contracts. NGE is not in default under any Purchased Contract or any of the Hedge Agreements, nor has any event or omission occurred or not undertaken which, through the passage of time or the giving of notice, or both, would constitute a default thereunder. The material terms and conditions of each of the Purchased Contracts are substantially the same. Each of the Purchased Contracts is a retail electricity or natural gas contract (however titled or designated), to which NGE is a party and which is under the jurisdiction of the applicable local distribution company/utility. There are no disputes pending or to NGE’s Knowledge threatened, under any Purchased Contract or any Hedge Agreement. The accounts receivable aging report and bad debt expense analysis for the Purchased Contracts as set forth in Schedule 2.1(a), as updated as provided in this Agreement, is true and correct in all material respects and, to the best of NGE’s Knowledge, represents NGE’s good faith determination and characterization of such accounts receivable irrespective of the aging of such accounts. With respect to each Purchased Contract, NGE has (i) properly enrolled the underlying customer, (ii) has delivered all requisite enrollment documents to such customer, (iii) has delivered terms of service compliant with applicable state regulations to such customer, (iv) has performed a valid third party verification of the sale to such customer, and (v) has delivered all required renewal and other notices to such customer.
3.11    Disclosure. To the Knowledge of NGE, no representation or warranty made by NGE in this Agreement, and no statement of NGE contained in any Exhibit, Schedule, document or certificate attached to or required by this Agreement or the consummation of the transactions contemplated hereby, when taken as a whole, contains or will contain any untrue statement of a material fact or fails or will fail to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not materially misleading. The books and records of NGE that are necessary for the ownership and management of the Purchased Assets have been maintained in accordance with prudent industry practice and such books and records have been made available to Buyer. All of the historical and projected financial and operational data provided to Buyer in connection with its due diligence is true and correct in all material respects.
3.12    Solvency. NGE is, and immediately after giving effect to the transactions contemplated herein will be, solvent.
3.13    Bankruptcy. There are no (i) voluntary bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or (ii) to the Knowledge of NGE, involuntary bankruptcy, reorganization or arrangement proceedings pending or threatened against NGE.
3.14    Brokers’ Fee. Neither NGE nor any of its Affiliates has entered (directly or indirectly) into any agreement with any broker, investment banker, financial advisor or other Person that would obligate Buyer or any of its Affiliates to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated herein.
ARTICLE IV
REPRESENTATION AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to NGE, as of the Execution Date and as of the Effective Transfer Date, as follows:
4.1    Organization; Qualification. Buyer is duly formed, validly existing and in good standing under the laws of its state of organization and has full limited liability company power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. Buyer is duly licensed or qualified to do business as a limited liability company (either foreign or domestic) and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of its businesses now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Buyer Material Adverse Effect.
4.2    Authority; Enforceability.
(a)    Buyer has the requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated thereby and to perform all the terms and conditions thereof to be performed by it. The execution and delivery by Buyer of the Transaction Documents to which it is, or will be, a party, the consummation by Buyer of the transactions contemplated thereby and the performance by Buyer of all of the terms and conditions thereof to be performed by it has been duly and validly authorized by Buyer, and no other proceedings on the part of Buyer is necessary to authorize the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to perform all of the terms and conditions thereof to be performed by it.
(b)    The Transaction Documents to which Buyer is, or will be, a party have been (or will be, when executed and delivered) duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which Buyer is, or will be, a party constitutes (or will constitute, when executed and delivered) the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.
4.3    Non-Contravention. The execution, delivery and performance of the Transaction Documents to which Buyer is, or will be, a party and the consummation by Buyer of the transactions contemplated thereby does not and will not: (%3) conflict with, or require the consent of any Person under, or result in any breach of, any provision of the Organizational Documents of Buyer; (%3) conflict with, or require the consent of any Person under, or constitute a default (or an Event that with the giving of notice or passage of time or both would give rise to a default) or cause any obligation under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which Buyer or any of its Subsidiaries is a party or by which any property or asset of Buyer or any of its Subsidiaries is bound or affected; (%3) assuming compliance with the matters referred to in Section 5.3, conflict with or violate any Law to which Buyer or any of its Subsidiaries is subject or by which any property or asset of Buyer or any of its Subsidiaries is bound; (%3) constitute (with or without the giving of notice or the passage of time or both) an Event which would result in the creation of, or afford any Person the right to obtain, any Lien (other than Permitted Liens) on any asset of Buyer; or (%3) result in the revocation, cancellation, suspension, or material modification, individually or in the aggregate, of any Contract or Governmental Approval that is necessary or desirable for the ownership, lease or operation of Buyer as now conducted, except, in the cases of clauses(c), (d) and (e), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to have a Buyer Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Buyer is, or will be, a party or to materially impair Buyer’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party or where such matters may or are required to be performed contemporaneously or subsequent to the Effective Transfer Date.
4.4    Governmental Approvals. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority, is necessary for (%4) the consummation by Buyer of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or (%4) the enforcement against Buyer of its obligations under the Transaction Documents except in the cases of clauses (i) and (ii), other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the final Effective Transfer Date, or which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Buyer is, or will be, a party or to materially impair Buyer’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
4.5    Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against or by Buyer, that questions or involves the validity or enforceability of the obligations of Buyer under this Agreement or the other Transaction Documents or seeks to prevent or delay, or seeks damages in connection with, the consummation of the Transactions contemplated by this Agreement.
4.6    Solvency. Buyer is, and after giving effect to the transactions contemplated herein will be, solvent.
4.7    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the Knowledge of Buyer, threatened against Buyer.
4.8    Brokers’ Fee. Neither Buyer nor any of its Affiliates has entered (directly or indirectly) into any agreement with any broker, investment banker, financial advisor or other Person that would obligate NGE or any of its Affiliates to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated herein.

ARTICLE V
COVENANTS OF NGE AND BUYER
5.1    Maintenance of Purchased Contracts. Except as otherwise permitted by this Agreement or as otherwise consented to in writing by Buyer, NGE will use commercially reasonable efforts to maintain each Purchased Contract and the Hedge Agreements in full force and effect; provided that NGE (a) may exercise its right to not renew or extend any Purchased Contract, (b) shall have no obligation to cause the renewal or extension of any Purchased Contract, and (c) shall have no obligation to replace any Purchased Contract that is terminated by the counterparty thereto or otherwise expires in accordance with its terms but, notwithstanding (b) and (c) above, if NGE does renew, extend or replace a Purchased Contract, NGE shall utilize the same decision making process in such renewal, extension or replacement as was utilized by NGE prior to the date of this Agreement, including without limitation, any credit review process.
5.2    Restrictions on Certain Actions.Until the final Effective Transfer Date, NGE shall administer and perform its obligations under the Purchased Contracts and the Hedge Agreements, and shall operate its retail electric businesses in each LDC/utility territory, in the ordinary course of business, consistent with prior practices.
(a)    NGE will not, without the prior written consent of Buyer: (i) mortgage or pledge any Purchased Asset, or create or suffer to exist any Lien thereupon; (ii) sell, lease, transfer, or otherwise dispose of, directly or indirectly, any Purchased Asset; (iii) settle or resolve any material pending or threatened proceeding concerning any Purchased Contract, unless such settlement or resolution creates no current or future obligation or Lien with respect to such Purchased Contract and does not modify such Purchased Contract or diminish the Buyer’s rights or interests thereunder; (iv) amend or modify any of the Purchased Contracts; or (v) agree to any of the foregoing. If NGE proposes to take any of the actions described above, it will (x) promptly notify Buyer in writing of such action and (y) will notify Buyer as soon as reasonably possible after any of such actions are taken, in which event, Buyer shall have the right to have such Purchased Contract excluded as a Purchased Contract and will not be required to pay for same.
5.3    Notices; Support of Transaction; Consents.
(a)    Each Party shall: (i) use All Reasonable Efforts to obtain all consents, approvals or actions of, to make all filings with, and to give all notices to, all governmental authorities or other Persons required to be obtained, made or given by such Party in respect of the transactions contemplated by this Agreement between NGE and Buyer; and (ii) provide such other information and communications to such governmental authorities as such governmental authorities may reasonably request in connection therewith. Each Party will provide prompt notification to the other Party when any such consent, approval, action, filing or notice referred to above is obtained, taken, made or given, as applicable.
(b)    Subject to the terms and conditions of this Agreement, each Party shall use All Reasonable Efforts to take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable consistent with applicable Laws, to promptly cause the fulfillment of the conditions of Article VI and to consummate and make effective the transactions contemplated hereby between NGE and Buyer. NGE agrees that, prior to and after each Effective Transfer Date, any communications whether written or oral between NGE and the counterparties to the Purchased Contracts related to the transaction contemplated herein or related to the Buyer shall (i) not contain misleading, damaging, harmful or false statements and (ii) be mutually agreed upon by the Parties in advance. As soon as practicable and in no event later than the first Effective Transfer Date, Buyer shall provide a script and contact information to NGE so that NGE’s call center can inform customers under each Purchased Contract how to contact Buyer. In addition, each Party agrees that it will provide the other with reasonable cooperation and support in connection with such Party’s performance of its obligations under this Section 5.3 prior to and after each Effective Transfer Date.
5.4    Collection of Receivables; Payment of Obligations.
(a)    NGE shall be entitled to receive and collect all amounts due and payable under each Purchased Contract which are allocable or attributable to goods delivered and services performed on or before the applicable Effective Transfer Date for each of the Purchased Contracts.
(b)    In the event that NGE, Buyer, or any of their respective Affiliates receives any amount which, pursuant to this Agreement, is the property or obligation of the other Party, the Party or such Affiliate that improperly received such amount shall notify the other Party within three Business Days after becoming aware of such receipt or payment. In the event a Party or any of its Affiliates has received a payment which, pursuant to this Agreement, is the property of the other Party, the Party that improperly received such payment shall remit such amounts to the Party entitled to receive such payment simultaneously with the delivery of such notice pursuant to the wire transfer instructions provided by such Party.
(c)    Notwithstanding the provisions of 5.4(a) and (b), with respect to any Purchased Contracts where there was a failure to bill for electric or natural gas service covering time periods greater than sixty (60) days prior to the Execution Date, NGE agrees that it will not bill for any such electricity or natural gas sold and delivered under such Purchased Contracts.
5.5    Access to Information. From the Execution Date through the earlier of the final Effective Transfer Date or the termination of this Agreement, NGE, upon receipt of reasonable advance notice from Buyer, shall afford to Buyer and its representatives reasonable access, during normal Business Hours and in such manner as to not interfere with normal operations of the business of NGE, to the books and records of NGE directly related to the Purchased Contracts, and shall furnish such representatives with all financial and operating data and other information directly related to the Purchased Contracts as such representatives may reasonably request and are reasonably available to NGE. After the final Effective Transfer Date, Buyer shall afford to NGE and its representatives the same access rights described in the foregoing sentence with respect to Buyer and the books and records relating to the Purchased Contracts to the extent reasonably required by NGE in connection with its collections, accounting, tax, legal defense or other similar needs. Notwithstanding anything to the contrary in this Agreement, neither Party hereto shall be required to disclose any information to the other Party if such disclosure would, in the disclosing Party’s reasonable discretion: (x) cause significant competitive harm to disclosing Party and its businesses; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the Execution Date.
5.6     Confidentiality. Buyer and NGE mutually agree to keep the terms and conditions of the Purchased Contracts and all customer information in the Purchased Contracts confidential except as required by law, government regulations and or the Securities and Exchange Commission, if applicable. The provisions of this Section 5.6 shall survive indefinitely.
5.7    Further Assurances.
From time to time at or after the final Effective Transfer Date, each of NGE and Buyer, upon the request of the other Party, shall perform, execute or deliver, or cause to be performed, executed or delivered, such further acts, assurances and instruments as the requesting Party may reasonably require to carry out the intent and purposes of this Agreement.
5.8    Non-Solicitation of Customers.
NGE agrees not to directly or indirectly solicit the sale of any electricity, natural gas, or other commodity or services to the customers included in the Purchased Contracts for a period of 3 years from the final Effective Transfer Date.

ARTICLE VI
POST EXECUTION DELIVERABLES
6.1    Deliveries by NGE and Buyer. On the date that is 60 days after the final Effective Transfer Date of the Purchased Contracts, a Party will deliver (or cause to be delivered) the following to the other Party an executed counterpart of the Bill of Sale, Assignment and Assumption Agreement covering the Purchased Assets transferred at such time, the form of which is attached hereto as Exhibit B (the “Bill of Sale”) with a final updated Schedule 2.1(a) reflecting those Purchased Contracts that came on flow with Buyer (and in the case of web enrollments, that remained on flow in accordance with Section 2.3(c), along with all drop requests on such Purchased Contracts since the date of this Agreement.
6.2    Notice to Customers. Immediately after the execution of this Agreement, NGE shall send a notice to each customer in the Purchased Contracts substantially in the form of the customer notice set forth in Exhibit C (the “Customer Notice”). With respect to each Purchased Contract in those states which require advanced or contemporaneous notice to the applicable public service commission and/or utility/LDC, the Parties shall ensure that all such notices are provided in a timely fashion prior to delivery of customer notices. The cost and expense of all Customer Notices that will be sent by NGE shall be borne by NGE.
6.3    Transfer of Purchased Contracts. On each Effective Transfer Date, Buyer and NGE shall cause each Purchased Contract to be assigned from NGE to Buyer (each an “Assigned Purchase Contract”), and for Buyer simultaneously to assume all of the Assumed Obligations under each such Assigned Purchased Contract. Buyer shall submit enrollment requests for each applicable Assigned Purchased Contract based on the drop files submitted by NGE to the applicable local distribution company/utility. This schedule shall be defined by both Parties in coordination with the applicable local distribution company/utility prior to the final Effective Transfer Date. Buyer and NGE hereby agree to reasonably assist each other, and to work with the applicable local distribution company/utility to effectuate such transfer, assignment and assumption.
ARTICLE VII
TERMINATION RIGHTS
7.1    Termination Rights. This Agreement may be terminated at any time prior to the final Effective Transfer Date as follows:
(a)    By mutual written consent of the Parties; or
(b)    By any Party if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree or judgment prohibiting the consummation of the transactions contemplated by the Transaction Documents.
7.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1(a) all rights and obligations of the Parties under this Agreement shall terminate, except for the provisions of this Section 7.2, Article IX and Article X; provided, however, that no termination of this Agreement shall relieve any Party from any liability for any willful and intentional breach of this Agreement by such Party or for fraud by such Party and all rights and remedies of a non-breaching Party under this Agreement in the case of any such willful and intentional breach or fraud, at law and in equity, shall be preserved, including the right to recover reasonable attorneys’ fees and expenses. Except to the extent otherwise provided in the immediately preceding sentence, the Parties agree that, if this Agreement is terminated, the Parties shall have no liability to each other under or relating to this Agreement. In the event of any willful and intentional breach of this Agreement by a Party or for fraud by such Party, the waiver provisions set forth in Section 8.3(d) shall be inapplicable. For purposes of this Section 7.2, “willful and intentional breach” is defined as a Party’s deliberate and conscious non-performance of a material contractual obligation.
ARTICLE VIII
INDEMNIFICATION
8.1    Indemnification by NGE. Subject to the terms of this Article VIII, from and after the initial Effective Transfer Date, NGE shall indemnify and hold harmless Buyer and its members, managers, directors, officers, employees, consultants and permitted assigns (collectively, the “Buyer Indemnitees”), to the fullest extent permitted by Law, from and against any losses, claims, damages, liabilities and costs and expenses (including reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation) (collectively, “Losses”) incurred or suffered by the Buyer Indemnitees as a result of, caused by, arising out of or relating to:
(a)    any breach or inaccuracy of NGE of any of the NGE Fundamental Representations (in each case, when made);
(b)    any breach or inaccuracy of any of the other representations or warranties (in each case, when made) of NGE contained in this Agreement;
(c)    any breach of any of the covenants or agreements of NGE contained in this Agreement; and
(d)    any obligation or liability of NGE arising under or related to the Purchased Assets prior to the applicable Effective Date.
8.2    Indemnification by Buyer to NGE. Subject to the terms of this Article VIII, from and the initial Effective Transfer Date, Buyer shall indemnify and hold harmless NGE and its members, managers, directors, officers, employees, consultants and permitted assigns (the “NGE Indemnitees”), to the fullest extent permitted by Law, from and against any Losses incurred or suffered by the NGE Indemnitees as a result of, caused by, arising out of or relating to:
(a)    any breach or inaccuracy of Buyer of any of the Buyer Fundamental Representations (in each case, when made);
(b)    any breach or inaccuracy of any of the other representations or warranties (in each case, when made) of Buyer contained in this Agreement; and
(c)    any breach of any of the covenants or agreements of Buyer contained in this Agreement.
8.3    Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article VIII or elsewhere in this Agreement (subject to Section 8.3(d)), the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the transactions contemplated hereby:
(a)    Cap.
(i)    NGE’s aggregate liability to the Buyer Indemnitees under Section 8.1(b) and 8.1 (c) and any related obligations arising under Section 8.4 shall not exceed a dollar amount equal to one hundred percent (100%) of the RCE Purchase Price.
(ii)    Buyer’s aggregate liability to the NGE Indemnitees under Section 8.2(b) and 8.2(c) and any related obligations arising under Section 8.4 shall not exceed a dollar amount equal to one hundred percent (100%) of the RCE Purchase Price.
(b)    Survival; Claims Period.
(i)    The representations and warranties of the Parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the second anniversary of the final Effective Transfer Date (the “Expiration Date”); provided that the Buyer Fundamental Representations and the NGE Fundamental Representations shall survive for a period equal to the applicable statute of limitations for each such representation (the “Fundamental Expiration Date”).
(ii)    No action for a breach of any representation or warranty contained herein shall be brought after the Expiration Date or the Fundamental Expiration Date, as applicable, except for claims of which a Party has received a Claim Notice setting forth in reasonable detail the claimed misrepresentation or breach of warranty with reasonable detail, prior to the Expiration Date.
(c)    Calculation of Losses. In calculating amounts payable to any Indemnitee (each such person, an “Indemnified Party”) for a claim for indemnification hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses and (ii) any prior or subsequent actual recovery by the Indemnified Party from any Person other than the applicable Party providing indemnity under this Agreement (an “Indemnifying Party”) with respect to such Losses.
(d)    Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, except as provided in this Section 8.3(d), in no event shall any Party be liable for punitive, special, indirect, consequential, remote, speculative or lost profits damages of any kind or nature, regardless of the form of action through which such damages are sought, except (i) for any such damages recovered by any third party against an Indemnified Party in respect of which such Indemnified Party would otherwise be entitled to indemnification pursuant to this Article VIII and (ii) in the case of consequential damages, to the extent of consequential damages to an Indemnified Party arising from fraud or willful misconduct by the Indemnifying Party.
(e)    Sole and Exclusive Remedy. Except for the assertion of any claim based on fraud or willful misconduct, the remedies provided in this Article VIII shall be the sole and exclusive legal remedies of the Parties with respect to this Agreement and the transactions contemplated hereby.
8.4    Indemnification Procedures.
(a)    Each Indemnitee agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article VIII, including receipt by it of notice of any Proceeding, by any third party with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, such Indemnitee must assert its claim for indemnification under this Article VIII (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the Indemnifying Party allegedly required to provide indemnification protection under this Article VIII specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached). Such notice shall include a formal demand for indemnification under this Agreement. Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a third party Claim Notice will not relieve the Indemnifying Party from liability hereunder with respect to such Claim except to the extent the Indemnifying Party is materially prejudiced by such failure or delay and except as is otherwise provided herein. If the Indemnified Party knowingly failed to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in sufficient time to permit the Indemnifying Party or its counsel to defend against such matter and to make a timely response thereto including any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, the Indemnifying Party’s indemnity obligation relating to such Claim shall be limited to the extent that such knowing failure to notify the Indemnifying Party has actually resulted in material prejudice or damage to the Indemnifying Party. Except as specifically provided herein, each Indemnitee’s rights and remedies set forth in this Agreement will survive and will not be deemed waived by such Indemnitee’s consummation of the transactions contemplated hereby and will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of such Indemnitee or by its directors, officers, employees, or representatives or at any time (regardless of whether notice of such knowledge has been given to the Indemnifying Party), whether before or after the Execution Date or the final Effective Transfer Date, as applicable, with respect to any circumstances constituting a condition under this Agreement.
(b)    In the event of the assertion of any third party Claim for which, by the terms hereof, an Indemnifying Party is obligated to indemnify an Indemnitee, the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. If the Indemnifying Party elects to assume the defense of any such third party Claim, it shall within 30 days of its receipt of the Claim Notice notify the Indemnitee in writing of its intent to do so. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnitee as may be appropriate. The Indemnifying Party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the reasonable discretion of the Indemnifying Party. The Indemnitee will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Claim. If the Indemnifying Party assumes the defense of any such third-party Claim but fails to diligently prosecute such Claim, or if the Indemnifying Party does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and in the event it is determined pursuant to the procedures set forth in this Article VIII that the Claim was a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VIII, the Indemnifying Party will bear the reasonable and documented costs and expenses of such defense (including reasonable and documented attorneys’ fees and expenses).
(c)    If requested by the Indemnifying Party, the Indemnitee agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Claim, or any cross-complaint against any Person, and the Indemnifying Party will reimburse the Indemnitee for any reasonable and documented expenses incurred by it in so cooperating. At no cost or expense to the Indemnitee, the Indemnifying Party shall reasonably cooperate with the Indemnitee and its counsel in contesting any Claim.
(d)    Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnitee to any criminal liability, requires an admission of guilt, wrongdoing or fault on the part of the Indemnitee or imposes any continuing obligation on or requires any payment from the Indemnitee without the Indemnitee’s prior written consent.
(e)    Notwithstanding anything in this Article VIII to the contrary, any indemnification payment to be made to an Indemnitee pursuant to this Article VIII shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnitee within ten (10) days after the final determination thereof.
8.5    Express Negligence. THE PARTIES INTEND THAT THE INDEMNITIES SET FORTH IN THIS ARTICLE VIII BE CONSTRUED AND APPLIED AS WRITTEN ABOVE, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, SUCH INDEMNITIES SHALL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED ABOVE, THE INDEMNITIES SET FORTH IN THIS ARTICLE VIII SHALL APPLY TO AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.
8.6    No Reliance.
(a)    THE REPRESENTATIONS AND WARRANTIES OF NGE CONTAINED IN ARTICLE III CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF NGE TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE REPRESENTATIONS AND WARRANTIES OF BUYER CONTAINED IN ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF BUYER TO NGE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
8.7    Tax Treatment. Any payments made to any Party pursuant to Article VIII shall constitute an adjustment of the RCE Purchase Price for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by Law.
ARTICLE IX
GOVERNING LAW AND CONSENT TO JURISDICTION
9.1    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, without giving effect to the conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.
9.2    Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of (a) any state or federal court sitting in Harris County, Texas, and (b) any state appellate court therefrom within the State of Texas for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any state or federal court sitting in Harris County, Texas, or (ii) any state appellate court therefrom within the State of Texas or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereto also agrees that any final and non-appealable judgment against a Party hereto in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.
ARTICLE X
GENERAL PROVISIONS
10.1    Amendments to Schedules. Each Party may, prior to final Effective Transfer Date, deliver to the other Parties modifications, changes or updates to such Party’s Disclosure Schedules in order to disclose or take into account facts, matters or circumstances which arise or occur between the Execution Date and the final Effective Transfer Date and which, if existing or occurring as of the Execution Date, would have been required to be set forth or described in such Disclosure Schedules. No updated information provided to the Parties in accordance with this Section 10.1 shall be deemed to cure any breach of a representation, warranty or covenant made in this Agreement prior to any such updated information being submitted.
10.2    Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto.
10.3    Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
10.4    Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:
If to Buyer to:
Spark HoldCo, LLC
12140 Wickchester Lane, Suite 100
Houston, TX 77079
Attention: Chief Executive Officer

With a copy to:
Spark HoldCo, LLC
12140 Wickchester Lane, Suite 100
Houston, TX 77079
Attention: Vice President & General Counsel

If to NGE to:
National Gas & Electric, LLC
12140 Wickchester Lane, Suite 100
Houston, TX 77079
Attention: Chief Executive Officer
With a copy to:
National Gas & Electric, LLC
12140 Wickchester Lane, Suite 100
Houston, TX 77079
Attention: Vice President & General Counsel

10.5    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties; provided that Buyer may assign its rights (but not its obligations) to an Affiliate of Buyer without the consent of NGE.
10.6    Third Party Beneficiaries. (a) this Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns; (b) none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates; and (c) no such third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Party.
10.7    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.
10.8    Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such provision or portion of any provision shall be severable and the invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
10.9    Representation by Counsel. Each Party agrees that it cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
10.10    Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of the NGE Disclosure Schedules or the Buyer’s Disclosure Schedules shall not be deemed to be an admission or acknowledgment by a Party that such information is required to be listed on such section of such Disclosure Schedules or is material to or outside the ordinary course of the business of such Party or the Person to which such disclosure relates. The information contained in this Agreement, the Exhibits and the Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Schedules shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract). The disclosure contained in one section of a disclosure schedule may be incorporated by reference into any other section of the disclosure schedule contained therein, and shall be deemed to have been so incorporated into any other section of the disclosure schedule so long as it is readily apparent that the disclosure is applicable to such other section of the applicable disclosure schedule.
10.11    Facsimiles; Counterparts. This Agreement may be executed by facsimile or electronic signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.
NGE:

NATIONAL GAS & ELECTRIC, LLC

By:     /s/ W. Keith Maxwell III
Name: W. Keith Maxwell III
Title: President and Chief Executive Officer

BUYER:

SPARK HOLDCO, LLC

By:     /s/ Nathan Kroeker
Name: Nathan Kroeker
Title:     CEO

Signature Page to Assets Sale and Purchase Agreement